Wave Systems Provides Update on Corporate
Progress and Reviews Q3/Nine Months Results

Lee, MA - November 13, 2003 — Wave Systems Corp. (NASDAQ: WAVX; www.wave.com), a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms, today reported results for its third quarter and nine month ended September 30, 2003 and reviewed significant recent corporate developments.

Wave Systems reported net revenue principally related to development service contracts and license contracts of $80,000 for the third quarter ended September 30, 2003 compared to year-ago third quarter revenue of $70,000.  Wave reported a net loss to common stockholders for the quarter of $8,314,000, or $0.15 per basic share, compared to a year-ago net loss to common stockholders of $12,649,000, or $0.24 per basic share.  The weighted average number of basic shares outstanding in the third quarter of 2003 and 2002 was 54,030,000 and 51,648,000, respectively.

Wave reported net revenue principally related to services and license contracts of $130,000 for the first nine months of 2003 compared to revenue of $393,000 in the comparable year-ago period.  Wave reported a net loss to common stockholders for the first nine months of $20,981,000, or $0.40 per basic share, compared to a year-ago net loss to common stockholders of $33,581,000, or $0.66 per basic share.  The weighted average number of basic shares outstanding in the first nine months of 2003 and 2002 was 52,748,000 and 50,812,000, respectively.

As of September 30, 2003, Wave had approximately $6 million in cash and subsequent to the quarter’s close the company received proceeds of approximately $648,000 from the exercise of Series H warrants and the sale of marketable securities owned by Wave.  Wave confirmed that all remaining Series H securities had been converted into common stock in the current (fourth) quarter and that 98% of the warrants issued pursuant to the Series H financing had also been exercised.  Based on quarterly cash needs of approximately $4.5 million, Wave has sufficient funding for its operating, sales, marketing and development activities into February 2004.

Consistent with prior disclosures, Wave is actively exploring a number of financing alternatives including the sale of some or all of its remaining $5.0 million of marketable securities, as well as one or more commercial or strategic transactions.  Wave will also attempt to raise additional funds through the sale of Class A Common Stock no later than the end of the current year.

Steven Sprague, Wave’s president and CEO, said, “We can now clearly see the growing momentum for trusted computing in the marketplace, and we expect substantial growth in volumes over the course of the next four quarters.

“Wave has clearly focused in establishing technological and market leadership in this space as a services and infrastructure provider.  We have delivered products that are easy to install, easy to configure, easy to use and are what business users really need.

“We continue to add functionality and capability to the EMBASSY® Trust Suite tapping into Wave’s expertise in building trusted computing services and infrastructure and responding to the needs of the marketplace.  Wave’s ETS works seamlessly on all six Trusted Computing Group-compliant, commercially available platforms today.  We are now focusing on delivering to the market a portfolio of powerful client and server software solutions that we expect will give IT managers exceptional life cycle management capabilities and impressive cost-of-ownership results.”

Recent Wave Systems developments (for more details, please visit www.wave.com):

•                  Motherboard Software Shipping: In October, Wave’s EMBASSY® Trust Suite Professional Edition bundle began shipping with the Intel enterprise desktop motherboard D865GRH.  Visit: http://developer.intel.com/design/motherbd/rh/index.htm for more information.

•                  EMBASSY Trust Suite Professional Edition — In October, Wave launched this new secure software portfolio which is integrated into the Microsoft Office® environment and works on all Trusted Computing Group-compliant secure hardware platforms.  The EMBASSY Trust Suite delivers a variety of secure business productivity capabilities in an intuitive, easy-to-understand format.  The software is available for the retail price of $49.99.  Visit www.wave.com/products/ets_pro.html for more information.

•                  HP ProtectTools Embedded Security Solution — In October, Wave announced that EMBASSY Trust Suite applications work with the HP ProtectTools Embedded Security System for personal computers.

•                  IBM Embedded Security Subsystem — In August, Wave announced that EMBASSY Trust Suite applications work with the IBM Embedded Security Subsystem for personal computers.

•                  Atmel TPM — In August, Wave announced that the EMBASSY Trust Suite works with Atmel Corporation’s Trusted Platform Module (AT97SC3201) technology and software stack.

•                  Trusted Computing Group (TCG): In November, Wave announced support for the newly released v1.2 specification of the TCG’s Trusted Platform Module (TPM) component for PCs.  The specification, which includes capabilities for backwards compatibility, builds on an existing version that has already been implemented in millions of PCs.  New TPMs are now under development, with availability expected in the second half of 2004.

•                  beTRUSTed: In August, Wave announced its eSign Transaction Management Suite (eTMS) group had partnered with beTRUSTed, the global provider of security and trust services, to offer solutions for managing processes and transactions securely online.  With eTMS, organizations can create, sign, store, access and manage the lifecycle of legally-binding electronic records, all within the legal standards set by ESIGN, UETA, Revised Article 9 of the UCC, SPeRS and GPEA.

•                  RSA Secured Partner Program: In August, Wave announced it joined the RSA Secured® Partner Program to help provide trusted identity and access management between the Wave’s eSign Transaction Management Suite and RSA Keon® digital certificate management software.

Recent Wavexpress Developments:

•                  Mastery Television — In October, Wavexpress was selected to provide core technology components for this Internet-delivered global educational and motivational network.  Wavexpress’ TVTonic® secure content distribution network and interactive video applications are enabling Mastery Television’s rich learning experience featuring programming presented by professional educators, recognized experts and top entertainers.

•                  Colle+McVoy — In August, Wavexpress announced that the Minneapolis-based marketing communications agency had selected TVTonic to leverage and expand its advertising, brand development, public relations and interactive service offerings.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, the success of partners in their deployment of Wave’s technology, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Revenues	$80	$70	$130	$393
Cost of Sales	31	25	40	173

Gross Margin	49	45	90	220

Operating Expenses:
Selling, general and administrative	2,832	5,147	9,535	15,274
Research and development	1,610	2,768	5,839	9,041
Reserve for Inventory	1,114	—	1,114	—
Restructuring costs and other special charges	—	—	—	726
Write-off of intangibles	—	666	—	1,571
	5,556	8,581	16,488	26,612

Net Interest income	10	99	66	408
Recovery of note receivable from
former officer	—	—-	1,000	—
Loss on other than temporary decline of marketable equity securities	—	(5,892)	—	(9,277)
Gain in termination of development
Contract	—	1,680	—	1,680
Other income (expense)	—	—	47	—
	10	(4,113)	1,113	(7,189)

Net loss	(5,497)	(12,649)	(15,285)	(33,581)
Accrued dividends on preferred
stock	2,817	—	5,696	—

Net loss to common stockholders	(8,314)	(12,649)	(20,981)	(33,581)

Net loss per share - basic	$(0.15)	$(0.24)	$(0.40)	$(0.66)

Weighted average shares
outstanding - basic	54,030	51,648	52,748	50,812

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2003	2002
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$6,011	$10,221
Cash collected on behalf of charities	—	236
Notes receivable from officers/former officers	—	278
Inventories	—	1,113
Prepaid expenses and other receivables	401	574
Total current assets	6,412	12,422

Property and equipment, net	2,220	2,543
Marketable equity securities	5,312	2,881
Other assets	326	363

Total Assets	14,270	18,209

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	2,838	3,404
Accrued dividends	17	—
Due to charities	—	263
Deferred revenue	86	—
Total current liabilities	2,941	3,667

Convertible Preferred Stock	400	—

Total stockholders’ equity	10,929	14,542

Total liabilities and stockholders’ equity	$14,270	$18,209

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Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500